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Exhibit 10.53

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made and entered into this 1st day of December, 2022 (the “Effective Date”), by and between ALPINE SILICA, LLC for and on behalf of itself and its affiliated entities (including parents and subsidiaries) (“COMPANY”) whose principal place of business is 333 Shops Bvd #301 Willow Park, Texas 76087, United States and Interstate Earthworks, LLC for and on behalf of itself and its affiliated entities (including parents and subsidiaries) (“Contractor”) with an address of 17018 Interstate Highway 20 Cisco, Texas 76437, United States. Company and Contractor are sometime referred to herein collectively as the (“Parties”) and individually as a (“Party”).

DESCRIPTION OF SERVICES AND/OR GOODS TO BE PROVIDED BY CONTRACTOR (hereinafter defined as “Services” and “Goods,” as applicable): See Exhibit 1. To the extent any terms in Exhibit 1 conflict with the terms in this Agreement, the terms in Exhibit 1 shall prevail.

FOR AND IN CONSIDERATION OF the covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, Company and Contractor agree as follows:

1.
This Agreement is a non-exclusive master services and purchase contract that shall control and govern the Services provided by Contractor to or for the Company and the purchase of all Goods by Company from Contractor. Unless terminated as permitted herein, this Agreement shall remain in effect for a period of one (1) year from the Effective Date (the “Initial Term”) and shall be automatically renewed for one (1) year terms (“Renewal Terms”). Contractor shall have the ability to negotiate increases in pricing for each of the Renewal Terms on an annual basis. Any change in pricing shall be agreed to by both Parties in writing. Either Party may terminate this Agreement for any reason or for no reason by giving ninety (90) days’ advance written notice to the other Party. In the event of such termination, Contractor will be paid for the Services performed up until the effective date of the termination, and further, in the event it is Company that exercises the termination for convenience right, Company shall pay Contractor any actual non-cancellable costs incurred by Contractor as a result of such termination, not to exceed five-hundred thousand dollars ($500,000). Neither the execution of this Agreement, nor anything contained herein, shall (a) obligate Company to order additional Services or Goods from Contractor, or (b) obligate Contractor to accept a request for additional Services or Goods from Company. For the purposes of the duties and obligations imposed upon Company under this Agreement, any and all references to Company shall only be to the actual entity or entities for which Services and/or Goods are being provided by Contractor. For the purposes of the rights granted to Company under this Agreement, any and all references to Company shall include all entities comprising the term Company.

2.
CONTRACTOR’S RESPONSIBILITIES: Contractor shall furnish, at its own expense, all equipment, supplies, other items, and personnel necessary for the performance and timely completion of the Services. Contractor shall obtain and provide all permits and licenses necessary for Contractor to provide the Services. Contractor shall comply with all applicable laws and industry standards. Contractor and its employees shall abide by all of Company’s safety policies and, in the event that Contractor enters onto Company’s premises, Contractor shall abide by all of Company’s policies prohibiting the use, possession, transportation, promotion or sale of alcohol, illegal drugs, contraband, or weapons on its premises, work sites, or its vehicles or equipment, and Contractor’s personnel may be required to undergo drug and/or alcohol testing (including the submission of urine and/or blood or hair samples) and searches of their persons and/or vehicles, to the extent legally permissible. Contractor shall immediately notify Company of accidents, losses, or injuries. Contractor agrees to use all necessary safety equipment in connection with the Services. When requested, Contractor shall provide Company with compliance certificates evidencing compliance with applicable laws, rules and regulations.

3.
INDEPENDENT CONTRACTOR: Contractor shall be an independent contractor with respect to the performance of the Services and provision of the Goods, and neither Contractor nor anyone employed by Contractor shall be deemed for any purpose to be the employee, agent, servant, or representative of Company. Company shall have no direction or control over Contractor or its employees and agents except in the results to be obtained. If any work required under this Agreement is to be performed on Company’s premises or on the premises of a Company jobsite, Contractor agrees that all persons performing such work shall be deemed Contractor’s employees or independent contractors, and not agents of Company, and Contractor shall be solely responsible for such work and shall release and indemnify Company from and against all Claims arising in connection therewith (without limiting Contractor’s other indemnity obligations hereunder).

4.
PURCHASE OF GOODS AND SERVICES: Company may, from time to time, at its election, purchase from Contractor Goods and other materials and products sold by Contractor (such other materials and products are also, collectively or individually, “Goods”) and/or Services by submitting a Purchase Order to Contractor, which may consist of hard copies, electronic messages, or other verbal or written communications from Company (each a “Purchase Order”). This Agreement shall govern all Purchase Orders, invoices, or other documents between the Parties, and supersedes all other written or oral proposals or agreements. This Agreement shall not be deemed to be modified, superseded, or amended by the terms of a Purchase Order issued hereunder; provided, however, that any terms contained in a Purchase Order that are related to the price, quantity or specifications of the Goods and/or Services will also be enforceable with respect to that particular Purchase Order. An offer submitted by Company by Purchase Order is not a firm offer, and Company may revoke it at any time prior to acceptance by Contractor. Company objects to the inclusion of any terms or conditions proposed by Contractor which are different from or in addition to the terms and conditions of this Agreement and Company’s acceptance of the Goods and/or Services shall not constitute assent to any such terms and conditions that may be proposed by Contractor. Any such terms and conditions shall be void and the terms and conditions of this Agreement shall control. Contractor’s delivery of the Goods and/or provision of Services shall constitute acceptance by Contractor of a Purchase Order and all its terms and conditions that are not otherwise superseded by this Agreement. The purchase price for the Goods shall include all applicable federal, state and local taxes and other charges in effect on the date of the purchase. TIME IS OF THE ESSENCE IN THIS AGREEMENT. Delivery of Goods shall be made in accordance with the delivery terms set forth in a Purchase Order, at the location and on the date(s) specified by Company. Company may inspect the Goods, and maintains a right of rejection thereof, before or after accepting delivery and before or after paying for the Goods. Risk of loss and title to the Goods shall not pass to Company until the Goods are accepted by Company. Rejected Goods may be immediately returned at Contractor’s expense and credit taken at the time of the return, including the cost of transportation both ways. In addition to its other rights, Company may at its option immediately terminate all or any part of a Purchase Order, at any time and for any reason, by verbal notice confirmed in writing, or by written notice. Company shall not be liable for and shall not be required to make any payments to Contractor, directly or on account of any claims by Contractor’s subcontractors, for any loss of anticipated profit, unabsorbed overhead

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interest on claims, product development and engineering costs, rental, unamortized depreciation costs, or general and administrative burden charges from cancellation or termination of the purchase.

5.
WARRANTIES: (a) CONTRACTOR WARRANTS THAT ALL OF THE GOODS SHALL BE MERCHANTABLE, FIT FOR A PARTICULAR PURPOSE, FREE OF DEFECTS IN MATERIAL AND WORKMANSHIP AND SHALL CONFORM STRICTLY TO THE DESCRIPTION OF THE GOODS AND TO ALL DRAWINGS, SPECIFICATIONS, PROCESSES, MATERIALS, COMPOUNDS AND OTHER CRITERIA OF COMPANY. Contractor further warrants that it will have title to all of the Goods furnished hereunder and the right to sell such Goods at the time of delivery to Company, and all such Goods shall be new and unused (unless otherwise specified) at the time of delivery to Company. Contractor also warrants that all Goods do not infringe upon any intellectual property rights of any third-party, including any patent, trademark, service mark, copyright or license. These warranties shall survive Company’s inspection and shall run to Company and to any of Company’s customers or users of Company’s products. No statements (oral or written) or any term in any document or instrument of Contractor that purports to disclaim any implied warranty of merchantability, fitness for a particular purpose or any other warranty (express, implied or statutory), or that purports to disclaim liability for Contractor’s negligence with respect to the Services or Goods and the delivery thereof, shall be effective against Company. If the Goods purchased by Company require SAFETY DATA SHEETS (“SDS”), Contractor will provide Company with three (3) copies of appropriate SDS with Contractor’s initial shipment to Company and with the first shipment after an SDS that is updated for any reason, including a change in processes or material of the article. (c) Contractor warrants and agrees that the Services shall be performed with due diligence, in a good and workmanlike manner, and shall comply with all of Company’s requirements applicable to the Services. Contractor shall re-perform any nonconforming Service at Contractor’s sole expense and to the reasonable satisfaction of Company; or, at Company’s option, refund to Company that portion of the consideration that is attributable to the nonconforming Service. If Company elects to have Contractor re-perform the nonconforming Service and Contractor fails to promptly commence and complete such performance to the reasonable satisfaction of Company, then Company shall have the right to have the nonconforming Service performed by other means, and Contractor shall be responsible for all reasonable costs so incurred. The Services warranty period shall be for a minimum of twelve (12) months or as otherwise agreed to by the Parties, beginning on the date following completion of the Services performed or provided pursuant to a Purchase Order.

6.
INTELLECTUAL PROPERTY; WORKS MADE FOR HIRE: (a) Nothing contained herein shall be construed as granting, conveying, or assigning to Contractor or any of Contractor Group (defined below), or to anyone else, any right, title, interest, or license in or to any intellectual property rights in or to the Confidential Information or other intellectual property of Company, including any revisions, improvements, or modifications thereof, all of which are expressly reserved by Company. (b) Contractor hereby grants to Company a worldwide, irrevocable, perpetual, royalty free, fully paid license (with right to sublicense) to sell, modify, make, and use the Goods, for any and all purposes, without the necessity of further consideration. The obligations under this section shall survive termination of this Agreement.

7.
INSURANCE: Before commencing any work and at all times during the course of this Agreement, Company and Contractor shall maintain the following policies of insurance, in the identified minimum amounts, and provide each other with certificates of insurance reasonably satisfactory establishing that (1) Company or Contractor has the identified insurance coverage in full force and effect; (2) Company Group or Contractor Group (defined below) is named as an additional insured

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on all policies for ongoing and completed operations (except Worker’s Compensation) on a primary and non-contributory basis; (3) Company and Contractor’s insurers have waived their right of subrogation (equitable or by assignment, express or implied, loan receipt or otherwise) against Company Group or Contractor Group; (4) the insurance shall not be cancelled or materially changed without thirty (30) days’ prior written notice to the other party; and (5) Certificate Holder to be identified as Alpine Silica, LLC and Company Group or in the alternative, Interstate Earthworks, LLC and Contractor Group per contract:

a.
General Liability for bodily injury and property damage: (i) limits not less than $1,000,000 per occurrence, (ii) general aggregate limits not less than $2,000,000, and (iii) products/completed operations limits not less than $2,000,000; and

b.
Automobile Liability for bodily injury and property damage, including Hired and Non-Owned Comprehensive and Collision Coverage: limits not less than $1,000,000 combined single limit per accident/occurrence; and

c.
Statutory Worker’s Compensation: statutory limits; and

d.
Employer’s Liability: limits not less than $1,000,000 per accident/occurrence; and

e.
Excess or Umbrella Liability: limits not less than N/A per accident/occurrence in excess of the primary General Liability, Automobile Liability, and Employer’s Liability coverage and limits set forth above, and which shall not have any limitation of coverage other than as noted on the primary policy(ies); and

f.
If Contractor is a consultant, Professional Liability/Errors and Omissions Insurance: limits not less than $1,000,000 per occurrence.

8.
INDEMNITY: To the fullest extent permitted by applicable law, CONTRACTOR SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS COMPANY, ITS PARENTS, SUBSIDIARIES, AFFILIATES, CO-LESSEES, CO-VENTURERS, JOINT-INTEREST OWNERS, CUSTOMERS, OTHER CONTRACTORS OR SUBCONTRACTORS, AND EACH OF THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, REPRESENTATIVES, INVITEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, “COMPANY INDEMNIFIED GROUP”) FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, COSTS, DAMAGES, DEMANDS, EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES AND EXPENSES), LIABILITIES, LOSSES, AND SUITS, OF EVERY KIND AND CHARACTER (COLLECTIVELY, “CLAIMS”), WITHOUT LIMITATION AND WITHOUT REGARD TO THE CAUSE THEREOF OR THE ACTUAL OR ALLEGED NEGLIGENCE OR FAULT OF ANY PARTY, INCLUDING THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OF ANY OF COMPANY GROUP, ARISING OUT OF THIS AGREEMENT OR PERFORMANCE HEREUNDER BY CONTRACTOR OR BY ANY OF CONTRACTOR’S EMPLOYEES, AGENTS, REPRESENTATIVES, AND/OR OTHER PERSONNEL OF CONTRACTOR AND/OR OF ANY OF CONTRACTOR’S INVITEES, CONTRACTORS, OR SUBCONTRACTORS (collectively, “CONTRACTOR INDEMNITOR GROUP”), FOR (a) BODILY INJURY TO, PERSONAL INJURY TO, AND/OR DEATH OF ANY OF CONTRACTOR GROUP; (b) DAMAGE TO PROPERTY, INCLUDING DEBRIS AND WRECKAGE REMOVAL, OF ANY OF CONTRACTOR GROUP; (c) BODILY INJURY TO, PERSONAL INJURY TO,

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DEATH OF, OR DAMAGE TO PROPERTY OF ANY THIRD PARTY; (d) ENVIRONMENTAL DAMAGE OR POLLUTION; AND (e) VIOLATION OF ANY APPLICABLE LAW BY ANY OF CONTRACTOR GROUP. Company shall give Contractor prompt written notice of any Claim, although failure to do so will not release Contractor from its obligations under this section. All indemnity obligations under this section shall survive termination of this Agreement. The indemnifying Party will support its indemnity obligation(s) with insurance or will voluntarily self-insure.

To the fullest extent permitted by applicable law, COMPANY SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS CONTRACTOR, ITS PARENTS, SUBSIDIARIES, AFFILIATES, CO-LESSEES, CO-VENTURERS, JOINT-INTEREST OWNERS, CUSTOMERS, OTHER CONTRACTORS OR SUBCONTRACTORS, AND EACH OF THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, REPRESENTATIVES, INVITEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, “CONTRACTOR INDEMNIFIED GROUP”) FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, COSTS, DAMAGES, DEMANDS, EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES AND EXPENSES), LIABILITIES, LOSSES, AND SUITS, OF EVERY KIND AND CHARACTER (COLLECTIVELY, “CLAIMS”), WITHOUT LIMITATION AND WITHOUT REGARD TO THE CAUSE THEREOF OR THE ACTUAL OR ALLEGED NEGLIGENCE OR FAULT OF ANY PARTY, INCLUDING THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OF ANY OF CONTRACTOR GROUP, ARISING OUT OF THIS AGREEMENT OR PERFORMANCE HEREUNDER BY CONTRACTOR OR BY ANY OF COMPANY’S EMPLOYEES, AGENTS, REPRESENTATIVES, AND/OR OTHER PERSONNEL OF COMPANY AND/OR OF ANY OF COMPANY’S INVITEES, CONTRACTORS, OR SUBCONTRACTORS (collectively, “COMPANY INDEMNITOR GROUP”), FOR (a) BODILY INJURY TO, PERSONAL INJURY TO, AND/OR DEATH OF ANY OF COMPANY GROUP; (b) DAMAGE TO PROPERTY, INCLUDING DEBRIS AND WRECKAGE REMOVAL, OF ANY OF COMPANY GROUP; (c) BODILY INJURY TO, PERSONAL INJURY TO, DEATH OF, OR DAMAGE TO PROPERTY OF ANY THIRD PARTY; (d) ENVIRONMENTAL DAMAGE OR POLLUTION; AND (e) VIOLATION OF ANY APPLICABLE LAW BY ANY OF COMPANY GROUP. Contractor shall give Company prompt written notice of any Claim, although failure to do so will not release Company from its obligations under this section. All indemnity obligations under this section shall survive termination of this Agreement. The indemnifying Party will support its indemnity obligation(s) with insurance or will voluntarily self-insure.

9.
INVOICING AND PAYMENT: Unless otherwise agreed to in a Purchase Order, upon completion of any Services and/or delivery of any Goods, Contractor shall promptly tender to Company an itemized invoice for such Services and/or Goods and Company shall remit payment to Contractor of undisputed amounts of the invoice within thirty (30) days of the later of receipt of such invoice. Disputed amounts may be withheld by Company until resolved to Company’s satisfaction.

10.
NO CLAIMS OF INDEBTEDNESS: Contractor shall pay all claims for labor, materials, services, and supplies furnished by Contractor hereunder. Contractor shall allow no lien, encumbrance, claim, or charge to be fixed upon the property of Company or of any of Company’s customers. Contractor shall indemnify, protect, defend, and hold harmless Company Group from and against all such claims or indebtedness incurred in connection with the Goods and/or Services. Company shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder.

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11.
NOTICE: Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person, by certified mail, return receipt requested, or by overnight courier with proof of receipt (a) TO COMPANY, at Alpine Silica, LLC, Attn: General Counsel, 333 Shops Blvd, Ste 301, Willow Park, Texas 76087 with an email copy to: legal@profrac.com; or (b) TO CONTRACTOR, at the address set forth on the first page hereof with an email copy to legal@wilksbrothers.com.

12.
APPLICABLE LAW, JURISDICTION, VENUE, & DISPUTE RESOLUTION: This Agreement shall be governed by the laws of the State of Texas (excluding conflicts of law rules). Eastland County, Texas shall be the exclusive jurisdiction and venue for the resolution of any dispute hereunder, or that is related hereto, or that arises out of the relationship between the Parties (“Controversy”). In the event of a Controversy, the Parties agree that they will not resort to litigation until a collaborative process has been tried and failed.

Each Party shall first engage in a face-to-face consultation between a manager or executive with authority to settle the Controversy and who is at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party must give the other Party written notice of any Controversy not resolved in the normal course of business. Within ten (10) days of delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include a statement of each Party’s position, a summary of arguments supporting that position, the name and title of the manager or executive who will represent that Party, and any other person who will accompany that person to a meeting between the Parties. Within thirty (30) days after delivery of the disputing Party’s notice, the designated representative of both Parties shall meet at a mutually acceptable time and place and, thereafter, as often as they deem reasonably necessary, to attempt to resolve the dispute. All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations.

If the Controversy is not entirely resolved in this collaborative process, within thirty (30) days after reaching an impasse, the Parties shall then submit the Controversy to a court in Eastland County, Texas. Notwithstanding the foregoing, either Party may seek injunctive relief to prevent irreparable harm in any court of competent jurisdiction without first submitting such action to the collaborative process.

13.
Waiver of Jury Trial: Neither Party to this Agreement shall seek a jury trial in any lawsuit with respect to any claim in any proceeding or other adjudication procedure based upon, or arising out, of this Agreement, any Purchase Order, or any related agreement or instrument. No Party and no assignee, successor, or personal representative of a Party shall request or fail to oppose consolidation of any such action, in which a jury trial has been waived, with any other action or proceeding, in which a jury trial cannot be, or has not been, waived. The Parties have fully discussed this provision and agree that it shall not be subject to any exceptions. No Party has in any way agreed with, or represented to, any other Party that this provision shall not be fully enforced in all instances.

14.
CONFIDENTIAL INFORMATION: (a) Contractor acknowledges that the nature of Contractor’s business with Company is such that Contractor may have access to Company’s information which is of a confidential and proprietary nature, is of great value to Company, and is the foundation upon

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which Company’s business is predicated. Any of Company’s non-public information, in whatever form, format or medium (whether oral or written) acquired, discussed, used or developed by, or provided to Contractor or Contractor’s personnel in connection herewith (“Confidential Information”) shall be and shall remain the property of Company and shall be for the exclusive benefit of Company, and neither Contractor nor Contractor’s personnel shall have any interest therein. (b) Contractor shall exercise and cause Contractor’s personnel to exercise a reasonable degree of care in safeguarding all Confidential Information (but in no event less than the degree of care exercised by Contractor in safeguarding its own confidential information) against loss, theft, or disclosure, inadvertent or otherwise. (c) Neither Contractor nor Contractor’s personnel shall, without the prior written consent of Company (i) make or issue any public announcement or statement with respect to the Services, Goods, or this Agreement; (ii) supply to the press, any news media, or publish via any social networking media any information, photographs, or data regarding the Services, Goods, this Agreement, or any generalities or details about Company’s or its affiliates’ facilities or business plans; or (iii) use Company’s name, trademarks, or logos in any public communication or in any of Contractor’s materials, including advertisements, websites, calendars, brochures, publications, and presentations. (d) Contractor agrees that, upon termination of this Agreement or Company’s request prior thereto, Contractor shall deliver to Company all Confidential Information (whether originals or copies) within its possession.

15.
NON-DISPARAGEMENT: Subject to Contractor’s obligation to provide truthful and accurate information in legal proceedings, Contractor agrees not to make any disparaging statements (written or verbal) about Company or its directors, officers, or employees.

16.
AUDIT: Contractor shall maintain a true and correct set of records pertaining to compliance with the terms of this Agreement, including insurance, applicable laws, and invoicing, for a period of not less than three (3) years after the supply of Goods and/or provision of Services. During such time, Company may, upon request, audit any and all records of Contractor relating to the aforementioned; provided, however, that Contractor may exclude any confidential trade secrets, formulas, or processes from such audit.

17.
ENTIRE AGREEMENT: This Agreement and any Purchase Order constitute the sole and complete agreement of the Parties and supersede all other agreements or representations between the Parties of any kind or character not included herein that relate to the Services and Goods. The Parties acknowledge and agree that there have been no material representations made by either Party as an inducement for the other Party to enter into this Agreement other than what is expressly set forth and contained in this Agreement. No e-mail, SMS, MMS or IM from Contractor shall modify this Agreement, unless accompanied by an independent attachment containing a document signed by both Parties, specifically referencing this Agreement and the Parties’ mutual intent to so modify. No strike-through edits are valid amendments to this Agreement unless initialed by an authorized representative of each Party.

18.
SURVIVAL OF TERMS: Notwithstanding the suspension or termination of this Agreement, the Parties shall continue to be bound by those provisions that reasonably require some action or forbearance after such termination, including those related to indemnities, confidentiality, intellectual property, and insurance. No waiver of any part hereof shall be effective unless in a writing signed by an authorized representative of the Party making the waiver, and specifically referencing the item waived and the terms of the waiver.

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19.
SEVERABILITY; REFORMATION: If any part of this Agreement is judicially declared invalid, unenforceable, or void because it is inconsistent with, in violation of, or contrary to any applicable law, ordinance, code, rule, statute, or regulation, such declaration shall not have the effect of invalidating or voiding the remainder. The Parties agree that any such part shall be modified to the extent required to make it enforceable, or, if necessary, the Agreement shall be deemed to be amended to delete the unenforceable part and the remainder shall have the same force and effect as if such part had never been included herein. The invalidity or unenforceability of any part hereof in any jurisdiction shall not affect the validity or enforceability of such part in any other jurisdiction.

20.
HEADINGS: Headings or other subdivisions of this Agreement are inserted for convenience of reference and shall not limit or affect the legal construction of any provision hereof.

21.
ATTORNEY’S FEES: If any legal action, arbitration, or other formal proceeding (excepting agreed upon non-binding mediation) is brought by a party to enforce all or any part of this Agreement, the prevailing party (as hereafter defined) will be entitled to recover its reasonable attorneys’ fees and other costs, including costs of court incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The prevailing party as referenced above shall be determined based upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the arbitration or at trial. Such assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; and whether the amount of the award comprises a significant percentage of the amount sought by the claimant.

22.
COUNTERPARTS and AUTHORITY: This Agreement may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original but that together shall constitute one and the same instrument. Each Party represents and warrants that the person signing this Agreement on its behalf has authority to sign this Agreement and bind the Party hereto. A copy of this Agreement transmitted by facsimile or other means of written communication or duplication, including a scanned copy sent via e-mail, bearing a reproduction of original signatures or initials, shall have the same validity and legal effect as, and shall be deemed to be, an original of this Agreement.

23.
AUTHORITY TO SIGN: Each Party represents and warrants that the person signing on its behalf has authority to sign this Agreement and bind the Party thereto, as of the date first written above.

[Signature Page to Follow]

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ALPINE SILICA, LLC

Representative: \signature1\

Print Name: \fullname1\

Print Title: \title1\

Interstate Earthworks, LLC

Representative: \signature2\

(Authorized Representative Signature)

Print Name: \fullname2\

Print Title: \title2\

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EXHIBIT 1 – SCOPE OF SERVICES AND PRICING

Summary of Work

1.
Interstate Earthworks, LLC will mine approximately 200,000 tons per month
2.
Invoices will be sent on a weekly basis and payment shall be made within thirty (30) days of the invoice date
3.
A conversion factor of 1.26 tons per cubic yard shall bue used for ROM, waste, mine pay sand and overburden

Scope of Work

1.
Mobilization
2.
Hauling sand from the mine pit to the grizzly at the primary feed
3.
Bench Mining 3,000 feet or less from primary feed
4.
Stripping overburden as needed
5.
Hauling waste
6.
Hauling or Dozing overburden
7.
Furnish Grader and Operator for blading haul roads
8.
Furnish Track Dozer and Operator for pushing and stripping
9.
Furnish Haul Truck and Operator as needed
10.
Furnish Excavator and Operator as needed
11.
Furnish motor Grader and Operator as needed

Exclusions from Scope of Work

1.
Water Truck for dust control
2.
Fuel
3.
Permits
4.
Blasting
5.
Rock Excavation

Pricing

•
Mobilization/Demobilization (100,000 lbs or less) $[**] per unit
•
Mobilization/Demobilization (100,001 lbs or more) $[**] per unit
•
Strip overburden $[**] per ton
•
Mine pay sand $[**] per ton
•
Haul waste sand $[**] per ton
•
D8 Dozer and Operator $[**] per hr
•
Grader and Operator $[**] per hr
•
Additional Distance over 3,000 feet up to 3,500 feet $[**] per ton
•
Interstate Earthworks Operator operating Alpine machinery $[**] per hour

Pricing is good through November 30, 2023. On December 1 of each year, Pricing will increase by a percentage equal to the percentage change in the Consumer Price Index statistics published by the United States Bureau of Labor, but in no event shall such increase exceed 3.5% annually.

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